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                                                                  Exhibit (l)(h)


                Seventh Supplementary Stock Purchase Agreement
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  Agreement between Metropolitan Life Insurance Company (hereinafter
"Metropolitan"), a mutual life insurance company existing under and by virtue of the laws of the State of New York and Metropolitan Series Fund, Inc. (hereinafter the "Fund"), a corporation organized and existing under and by virtue of the laws of the State of Maryland.

  In consideration of the mutual promises set forth herein, the parties agree as follows:

  1. The Fund agrees to sell to Metropolitan and Metropolitan agrees to purchase for the aggregate amount of $ 112,000,000, 11,200,000 shares of Common Stock, $.01 Par Value, of the Fund (hereinafter the "Stock") as follows:

500,000    Shares of Stock of the Neuberger&Berman Partners Mid Cap Value
           Portfolio

200,000    Shares of Stock of the T. Rowe Price Large Cap Growth Portfolio

500,000    Shares of Stock of the Harris Oakmark Large Cap Value Portfolio

5,000,000  Shares of Stock of the Lehman Brothers Aggregate Bond Index Portfolio

3,000,000  Shares of Stock of the Russell 2000 Index Portfolio

2,000,000  Shares of Stock of the Morgan Stanley EAFE Index Portfolio

  2. Metropolitan acknowledges that the Stock has not been registered under any state or federal securities laws and that, therefore, the Fund is relying on certain exemptions therein from such registration requirements, including exemptions dependent on the intent of the undersigned in acquiring the Stock. Metropolitan also understands that any resale of the Stock, or any part thereof, may be subject to restrictions under state and federal securities laws, and that Metropolitan may be required to bear the economic risk of an investment in the Stock for an indefinite period of time.
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  3.  Metropolitan represents and warrants that it is acquiring the Stock solely for its own account and solely for investment purposes and not with a view to the resale or disposition of all or any part thereof, and that it has no present plan or intention to sell or otherwise dispose of the Stock or any part thereof; and

  4. Metropolitan agrees that it will not sell or dispose of the Stock or any part thereof unless registration statements with respect to such Stock are then in effect under the Securities Act of 1933 and under any applicable state securities laws or unless the undersigned shall have delivered to the Fund an opinion of counsel acceptable to the Fund, in form and substance acceptable to the Fund, that no such registration is necessary.

  IN WITNESS THEREOF, the parties hereto have executed this Agreement by their duly authorized representatives this 9th day of November, 1998.
Metropolitan Life Insurance Company   Metropolitan Series Fund, Inc.



By s/Jeffrey J. Hodgman                    By s/Christopher P. Nicholas
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Title  Executive Vice-President            Title   President
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